EXHIBIT 4.1

                      [Letterhead of Jackson Steinem, Inc.]

August  12,  2003

Gilles  Cloutier,  President
Medical  Licensing  International  Corp.
300  St.  Sacrement  St.,  Suite  414
Montreal,  Quebec  H2Y  1X4

     RE:     PROPOSED  REORGANIZATION
             ------------------------

Dear  Gilles:

     This letter agreement serves as the agreement between the Medical Licensing International Corp. (the "Company") and Jackson Steinem, Inc. ("JSI") regarding compensation for non-legal services provided by JSI to the Company, including but not limited to services in connection with the Company's proposed reorganization transaction (the "Reorganization"). For JSI's services to date, the Company shall duly issue and deliver, or cause to deliver, to JSI 50,000 shares of the Company's common stock at a value of $.10 per share.

     The  Company,  under  a  separate  agreement  ("Retainer  Agreement"),  has retained the legal services of Gottbetter & Partners, LLP ("G&P") as its corporate and securities counsel. The Company and JSI agree that this agreement and the consideration being paid hereunder are not in exchange for legal
                                                      ---
services, and no legal services have been or will be provided to the Company by JSI. In addition, JSI has not been asked to perform, is not required to perform, and has not performed any due diligence with respect to the above-referenced transactions, nor has it advised or counseled the Company as to the financial viability or likelihood of success of the above-referenced transactions.

     G&P and JSI consist of the same principal owners. The Retainer Agreement includes disclosures, waivers and consents regarding the conflict of interest raised by G&P's legal representation of the Company and JSI's relationship with the Company hereunder, which are specifically incorporated herein by reference.

     The Company acknowledges that the value of JSI's shares could have a substantially higher value than the value of the services provided by JSI. This Agreement is to be governed by New York law. It may be modified only in writing signed by JSI and the Company.

     We  look  forward to working with you in developing the Company's business.

Sincerely,

/s/  Adam  S.  Gottbetter

Adam  S.  Gottbetter
President

AGREED  AND  ACCEPTED:

Medical  Licensing  International  Corp.

By:     /s/  Gilles  Cloutier
        ---------------------
Name:   Gilles  Cloutier
        ----------------
Title:  President
        ---------


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